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                     April 8, 2022

       Anat Ashkenazi
       Senior VP and Chief Financial Officer
       Eli Lilly & Co
       Lilly Corporate Center
       Indianapolis, Indiana 46285

                                                        Re: Eli Lilly & Co
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 17,
2021
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-06351

       Dear Ms. Ashkenazi:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences